EXHIBIT 10.26

September 13, 2018

John Clavadetscher [Address]

Re:Separation Agreement

Dear John:

This letter memorializes the terms we have agreed upon in connection with your separation of employment from Cars.com, LLC (the “Company”), in recognition of your long and valuable service to the Company and your agreement to assist us during the next 90 days with Doug Miller’s assumption of the role of Chief Revenue Officer.

1. Duties and Title. You have agreed to assist the Company for a 90-day period in a variety of efforts for which we both think that your prior position as Chief Revenue Office and long history with the Company will enable you to add real value. These include the following:

•

Assisting Doug Miller in his transition into his role, including understand the sales operation and personnel at the Company, making introductions to dealer and OEM customers, advising about a compensation plan and other elements of sales consultation.

•	Assisting in the hiring of sales directors for our National business
•	Assisting Matt Gold in due diligence for Project Veritas
•	Assisting the Company in making a recommendation of vendors among Pearl, DI, and Veritas for our Sell & Trade business
•	Assisting the Company in its efforts to secure an additive General Motors IMR deal
•	Providing other assistance as reasonably requested

Notwithstanding the foregoing, the Company understands and acknowledges that you have accepted alternative employment on a full-time basis; as such, it is understood and agreed that you may perform the above duties as may reasonably work within your schedule and remotely.  In the event the Company does not believe you are meeting your obligations in performing any of the duties set forth above, it will notify you in writing of such alleged breach of duties and provide you with fifteen (15) days to cure.

2.	Term of Employment. Your last day as an employee of the Company will be Monday, September 17, 2018.
3.

Consideration. In consideration of your faithful performance of the services described above and in recognition of the circumstances surrounding your departure and your long service to the Company, Cars.com Inc. will provide you with continued vesting of all your time-based RSU equity awards (not your performance-based PSUs) for a period of18 months from your last day of employment, or through March 15, 2020, assuming that you have complied with your obligations under this letter agreement and your RCA (as defined below). Attachment A shows the equity grants in question and the dates they will vest, with estimated current values based on a CARS share price of $27.00.

a.By the terms of the SARS plan there is no continued vesting under that plan. Under the cash LTIP plan, you will receive a payout of your vested benefits in accordance with the terms of that plan, which may require deferral of payments for a stated period (generally six months) if required by Section 409A of the Internal Revenue Code.

4.	Release. You agree that you will sign our standard release agreement, which will be a condition to your receiving a grant of continued vesting of your equity awards.
5.

Restrictive Covenants. You previously entered into a Restrictive Covenant Agreement dated March 6, 2007 with Cars.com (f/k/a Classified Ventures, LLC) (the “RCA”), which included certain provisions regarding non-competition, non-solicitation, non-recruitment, non-assistance, and confidentiality. By the terms of the RCA itself, you continue to be bound by those obligations even after the termination of your employment. This letter agreement does not supersede or replace the RCA. By signing below, you acknowledge and agree that you continue to be bound by the RCA.

6.

Earned But Unused Vacation.  The Company agrees that it will pay you your earned but unused vacation (in the amount of approximately $21,000, less applicable taxes and withholdings, in the first normal payroll period following your last day of employment.

7.	General. This letter agreement (together with the Release Agreement) constitutes the entire agreement between you and the Company concerning its subject matter and will be governed by Illinois law.

Please indicate your agreement by countersigning below.

Very truly yours, CARS.COM, LLC

By:/s/ James F. Rogers

CARS.COM, Inc.

By:/s/ James F. Rogers

Acknowledged and Agreed:

/s/ John Clavadetscher

JOHN CLAVADETSCHER

ATTACHMENT A

Summary of John Clavadetscher Continued Vesting of Equity As of August 29, 2018

Number of Unvested Shares by Vest Date

Summary of Equity Included in Continued Vesting*			Vesting under 1 year continued vesting			Vesting under additional 6 months continued vesting
Vesting Date	RSUs		12/31/18- 1/1/2019	3/1/2019	6/9/2019	12/31/19- 1/1/2020	3/1/2018

Grant Date*	Initial Total Grant	Approximate Per Tranche (rounded; one tranch may be 1 share less)
1/1/2016	1637	410	409			410
1/1/2017	5422	1356	1,356			1,356
3/21/2017	903	226	226			226
6/9/2017	5812	1453			1,453
3/1/2018	8135	2034		2,034			2,034
Total Vesting			1,991	2,034	1,453	1,992	2,034

Estimated Stock Price		$27.00
Estimated value by grant vesting			$53,757	$54,918	$39,231	$53,784	$54,918
Estimated cumulative value for 1 year of continued vesting			$53,757	$108,675	$147,906
Estimated cumulative value for an additional 6 months of vesting						$53,784	$108,702

Estimated cumulative value for total continued vesting 0f 18 months$256,608

*Excludes PSU grant awarded on 3/20/18